EXHIBIT 99.1


                                       CONTACT:   Ronald E. Hale, Jr.
                                                  Consolidated Graphics, Inc.
                                                  Vice President & Treasurer
                                                  (713) 787-0977

                                                  Betsy Brod/Jonathan Schaffer
                                                  Media: Merridith Ingram/
                                                         Heather Fox
                                                  Morgen-Walke Associates, Inc.
                                                  (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                 H&N PRINTING & GRAPHICS OF BALTIMORE, MARYLAND

     Houston, Texas - June 30, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed its acquisition of H&N Printing and Graphics. The company, founded in 1969 by the husband-and-wife team of Ken and Pat Deckert, has grown into a full-service commercial printing company providing complete electronic prepress, high-quality four- and six-color sheet-fed printing and a full-service bindery to the Baltimore market. Pat Deckert formerly served as President of the Printing Industries of Maryland, the state's largest trade association. Both Ken and Pat will continue to lead the company upon completion of the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "The acquisition of H&N Printing and Graphics is representative of our continued strategy of acquiring successful printing companies. With the support of our financial resources, best-practices management approach and investments in the latest in print technology, H&N will be able to provide even higher levels of service to their customers. We welcome Ken and Pat Deckert and their dedicated staff to our organization as Consolidated Graphics adds to its strong presence in the Baltimore market."

     Consolidated Graphics is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies in 26 states nationwide with annualized revenues in excess of $610 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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